EXHIBIT 99.3
JOINT FILER INFORMATION
19,362,553 shares of common stock are held of record by Insight Venture Partners VII, L.P. (“IVP VII”), 448,158 shares of common stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“Co-Investors VII”), 8,523,803 shares of common stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“Cayman VII”) and 1,224,736 shares of common stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“Delaware VII” and, together with IVP VII, Co-Investors VII and Cayman VII, the “IVP VII Entities”).
The amount listed as owned by each IVP VII Entity may be deemed to be attributable to each of the other IVP VII Entities, Insight Venture Associates VII, L.P. (“IVA VII LP”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”), because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII LP, which in turn is the general partner of each of the IVP VII Entities.
787,927 shares of common stock are held of record by Grace Software Cross Fund Holdings, LLC (“Grace”). The amount listed as owned by Grace may be deemed to be attributable to each of Insight Associates XI, L.P. (“IA XI LP”), Insight Associates XI, Ltd. (“IA XI Ltd”) and Holdings, because Holdings is the sole shareholder of IA XI Ltd, which in turn is the general partner of IA XI LP, which in turn is the manager of Grace.
78,628 shares of common stock are held of record by Insight Partners Public Equities Master Fund, L.P. (“IPPE Master Fund” and, together with the IVP VII Entities and Grace, the “Funds”). The amount listed as owned by IPPE Master Fund may be deemed to be attributable to Insight Partners Public Equities GP, LLC (“IPPE GP”), Insight Venture Management, LLC (“IVM”), Insight Falcon Partners (A), L.P. (“Falcon LP”), Insight Falcon Associates, Ltd. (“Falcon Ltd”) and Holdings, because Holdings is the sole shareholder of Falcon Ltd, which in turn is the general partner of Falcon LP, which in turn is the sole member of IVM, which in turn is the sole member of IPPE GP, which in turn is the general partner of IPPE Master Fund.
Each of Jeffrey Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings and may be deemed to have shared voting and dispositive power over the shares held of record by the Funds. The foregoing is not an admission by IVA VII LP, IVA VII Ltd, IA XI LP, IA XI Ltd, Falcon LP, Falcon Ltd, IVM, IPPE GP or Holdings that it is the beneficial owner of the shares held of record by the Funds. Each of Messrs. Horing, Parekh, Lieberman and Triplett disclaims beneficial ownership of the shares held by the Funds, except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.